August 1, 2006

Mr. Adrian Sarbu
230 Calae Dorobantilor
Sector 1
Bucharest
Romania

Dear Adrian,

This letter (“Letter”) confirms the terms of your appointment by Central European Media Enterprises Ltd. (“CME”) to oversee operations in the Czech and Slovak Republics through the end of 2007.

1.
CME shall cause you to be appointed as a jednotel of CET 21 s.r.o. (“CET 21”) in the Czech Republic and as the President of the Board of Representatives of Slovenska Televizna Spolocnost s r.o. and Markiza-Slovakia s.r.o. As jednotel, you shall be entitled to be reimbursed by CET 21 for reasonable expenses incurred in respect of the performance of your duties under this mandate.

2.	The term of such appointment is effective from February 2006 and remuneration shall be as follows.

Base fee:	US $ 500,000 per annum, payable quarterly (or as agreed)
Bonus:	(a)
US$ 1 million if the EBITDA results reported for both the Czech Republic and Slovak Republic operations for 2006 and 2007 are equal to the aggregate EBITDA target for the 2006 and 2007 fiscal years for those operations; and

(b)
10% of any amount by which the EBITDA results for both the Czech Republic and Slovak Republic operations for 2006 and 2007 exceed such aggregate EBITDA target for the 2006 and 2007 fiscal years for those operations, up to a maximum bonus of US$ 5 million.

This aggregate EBITDA target is US$ 273.3 million. Actual EBITDA results will be based on the EBITDA results for the Czech Republic and Slovak Republic published in the 10-K of Central European Media Enterprises Ltd. in respect of the 2006 or 2007 fiscal year, as adjusted for any bonus payable hereunder.

3.
CME shall cause CET 21 to enter into a contract for the performance of office (together with any required amendments thereto, the “CET 21 Contract”)) with you. CET 21 shall be responsible for the payment of your base fee and pro rated portion of your bonus hereunder.

4.
In the event CME directly or indirectly terminates this appointment (other than for Cause as such term is defined in the CET 21 Contract) or procures the termination of your CET 21 Contract prior to December 31, 2007, you shall be entitled to receive your base fee for the entire period and any bonus payable hereunder on the terms specified in paragraph 2.

.
5.
In the event you elect to voluntarily terminate this appointment prior to December 31, 2007, you will provide CME with three months prior written notice. You are entitled to receive you base fee through the date of termination. In the event your date of voluntary termination is after January 1, 2007, you shall also be entitled to a bonus on terms to be agreed.

6.
As the bonus calculation is dependent on the results of our operations as published in our Form 10-K, no bonus will be payable prior to the publication of such results for the he fiscal year ending December 31, 2007, as applicable. We will endeavour to agree the amount of the bonus as soon as reasonably practicable after the publication of those results and take such steps as are reasonably necessary to any bonus that is payable to be paid by CET 21.

7.
This Letter will be governed by, and construed in accordance with, English law. You agree to submit to the exclusive jurisdiction of the courts of England and Wales in respect of any dispute hereunder.

8.
CME and you agree to keep confidential this Letter and the terms and conditions contained herein. Neither CME nor you shall make any public announcements relating to the matters herein without the prior written consent of the other, subject to the requirements of any law or the rules of any stock exchange or regulatory authority.

If you are in agreement with the foregoing, please countersign duplicate copies of this letter and return one to our attention.

Sincerely,

/s/ Michael Garin
Michael Garin
Chief Executive Officer

Agreed,

/s/ Adrian Sarbu
Adrian Sarbu